EXHIBIT 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-110090, 333-111092, 333-122043 and 333-136585) on Form S-3 and (Nos.
333-49810,  333-106151,  333-10652,  333-106153,  333-114377, and 333-136697) on
Form S-8 of Tarrant Apparel Group of our report dated March 22, 2007 relating to our audit of the consolidated financial statements, and the financial statement schedule, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Tarrant Apparel Group for the year ended December 31, 2006.

/s/ Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP


Los Angeles, California
March 22, 2007